Exhibit 99.2

Safety Shot, Inc. and Yerbae Brands Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2024

	As of December 31, 2024		Transaction		As of December 31, 2024
	Safety Shot, Inc. (Historical)	Yerbae Brands Corp. (Historical)	Accounting Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$348,816	$124,214	$(124,214)	A	$348,816
Accounts receivable	283,561	364,886			648,447
Marketable securities	54,720	-			54,720
Inventory	233,510	676,020			909,530
Prepaid expenses	920,189	452,903			1,373,092
Investment in SRM & Affiliates	3,000	-			3,000
Investment in Yerbae Brands	225,000				225,000
Notes Receivable	511,557	-			511,557
Other current assets	-	150,000			150,000
Total current assets	2,580,353	1,768,023	(124,214)		4,224,162
Non-current assets:
Right of Use assets	299,722	119,445			419,167
Goodwill	-	-	18,055,150	B	18,055,150
Intangible assets, net of amortization	4,364,321	-	2,728,000	C	7,092,321
Fixed assets, net of depreciation	94,007	26,470			120,477
Total non-current assets	4,758,050	145,915	20,783,150		25,687,115
TOTAL ASSETS	$7,338,403	$1,913,938	$20,658,936		$29,911,277

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Accounts payable	$2,218,810	$2,377,758			$4,596,568
Convertible note payable	5,250,000	-			5,250,000
Current portion of lease liability	212,964	131,563			344,527
Accrued liabilities	1,667,605	1,076,832	500,000	D	3,244,437
Covid-19 SBA Loan	47,928	-			47,928
Notes payable, current portion	-	3,989,533			3,989,533
Notes payable, related party	-	337,667			337,667
Advances	-	225,000			225,000
Total current liabilities	9,397,307	8,138,353	500,000		18,035,660
Non-current liabilities:
Long term portion of lease liability	114,148	23,544	-		137,692
Notes payable, non-current portion	-	10,977			10,977
Total non-current liabilities	114,148	34,521	-		148,669
Total liabilities	9,511,455	8,172,874	500,000		18,184,329

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 100,000 shares authorized, of which none are issued and outstanding	-	-	-		-
Common stock, $0.001 par value, 250,000,000 shares authorized, of which 62,640,314 shares were issued and outstanding as of December 31, 2024	62,640	-	20,000	E	82,640
Preferred shares - 100,000,000 authorized, zero issued and outstanding as of December 31, 2024	-	-			-
Common shares - without par value, 63,085,228 shares issued and outstanding at December 31, 2024	-	-			-
Additional paid-in capital	110,856,719	38,847,388	14,380,000	E	125,236,719
			(38,847,388)	F
Common stock payable	1,997,936	-			1,997,936
Accumlated deficit	(115,090,347)	(45,106,324)	45,106,324	F	(115,590,347)
			(500,000)	D
Total stockholders’ equity (deficit)	(2,173,052)	(6,258,936)	20,158,936		11,726,948
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,338,403	$1,913,938	$20,658,936		$29,911,277

Check	-	-	-		-

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

(A)	Reflects the removal of Yerbae’s cash and cash that will not be acquired as part of the transaction.
(B)	Represents goodwill recognized as as part of the transaction.
(C)	Represents the fair value of intangible asset recognized as part of the transaction.
(D)	Represents estimated transaction costs incurred related to the transactions subsequent to December 31, 2024. The transactions costs have been expensed in accordance with ASC 805.
(E)	Represents increase to equity based on the 20 million shares to be issued by the acquirer.
(F)	Represents reversal of Yerbae’s additional-paid-in-capital and accumulated deficit balance due to the acquisition.

Safety Shot Inc. and Yerbae Brands Corp.

Unaudited Pro Forma Condensed Combined Detailed Adjusted Statement of Operations

Year Ended December 31, 2024

	Year Ended December 31, 2024		Transaction		Year Ended December 31, 2024
	Safety Shot, Inc. (Historical)	Yerbae Brands Corp. (Historical)	Accounting Adjustments		Pro Forma Combined

Sales	$701,967	$5,905,541			$6,607,508
Cost of sales	3,147,724	2,891,334	-		6,039,058
Gross profit	(2,445,757)	3,014,207	-		568,450

Operating expenses:
General and administrative	39,611,915	11,058,479			50,670,394
Amortization			403,160	AA
Sales and marketing	-	1,239,443			1,239,443
Total operating costs and expenses	39,611,915	12,297,922	403,160		51,909,837
					-
Income (loss) from operations	(42,057,672)	(9,283,715)	(403,160)		(51,744,547)
Other income (expense):
Interest income	57,602	-			57,602
Interest expense	(175,927)	(1,334,972)			(1,510,899)
Other income / (expense)	(5,373,426)				(5,373,426)
Unrecognized loss on equity investment	(862,407)	-			(862,407)
Total other income (expense)	(6,354,158)	(1,334,972)	-		(7,689,130)
Net loss from continuing operations	(48,411,830)	(10,618,687)	(403,160)		(59,433,677)

Historical and pro forma shares outstanding	54,441,190				74,441,190

Historical and pro forma net loss per share based on continuting operations:
Basic and diluted	$(0.91)				$(0.80)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 are as follows:

(AA)

Represents amortization of intantible assets stemming from tradenames-trade secrets and non-compete agreements. The non-compete agreements were fully amortized during the proforma period ending December 31, 2023.